Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Third Quarter 2017 Results and

$100 Million Share Repurchase Program

Sales of $959 million

Net loss attributable to common stockholders of $(3) million

Adjusted EBITDA of $56 million

Houston, TX – November 2, 2017 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced third quarter 2017 results.

The company’s sales were $959 million for the third quarter of 2017, which was 21% higher than the third quarter of 2016 and 4% higher than the second quarter of 2017. Growth across all sectors drove the increase in both comparative periods.

Net loss attributable to common stockholders for the third quarter of 2017 and 2016 was $(3) million, or $(0.03) per diluted share, and $(46) million, or $(0.48) per diluted share, respectively. The third quarter 2017 and 2016 results include after-tax charges of $5 million, or $0.05 per diluted share for the write off of debt issuance costs associated with refinancing our debt and $40 million, or $0.42 per diluted share of non-cash inventory and restructuring charges, respectively.

“Third quarter results were strong, delivering adjusted gross margin of 19% and adjusted EBITDA of $56 million, as we worked through the disruption of two major hurricanes and helped our customers get their operations back online.” Andrew R. Lane, MRC Global’s president and chief executive officer stated.

“I am pleased with 18% revenue growth for the first nine months of 2017 over the prior year as well as the continued execution of several multi-year framework agreements this year. In 2012, we executed the first global valve agreement in the industry with Shell and we have continued to build on that success, as this quarter we extended that agreement for an additional five years. Also, capitalizing on favorable market conditions, we refinanced our senior secured term loan and asset based lending facility this quarter, extending our maturities to 2024 and 2022, respectively. We are well-positioned for continued growth as the energy markets continue to improve.” Mr. Lane added.

MRC Global’s third quarter 2017 gross profit was $152 million, or 15.8% of sales, an increase from third quarter 2016 gross profit of $88 million, or 11.1% of sales, which includes $45 million of non-cash inventory charges recorded in cost of sales. Gross profit for the third quarter of 2017 and 2016 reflects an expense of $13 million and a benefit of $3 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting.

Selling, general and administrative (SG&A) expenses were $130 million, or 13.6% of sales, for the third quarter of 2017 compared to $124 million, or 15.6% of sales, for the same period of 2016. SG&A expenses for the third quarter of 2016 include $3 million of pre-tax severance and restructuring charges. There were no such charges in the third quarter of 2017.

Adjusted EBITDA was $56 million in the third quarter of 2017 compared to $24 million for the same period in 2016. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (loss) (a GAAP measure) in this release.

Sales by Segment

U.S. sales in the third quarter of 2017 were $759 million, up $169 million, or 29%, from the same quarter in 2016. The increase was across all sectors and is primarily due to increased midstream customer activity and upstream well completion activity.

Canadian sales in the third quarter of 2017 were $77 million, up $7 million, or 10%, from the same quarter in 2016 primarily due to the upstream business as a result of an increase in rig count and well completions, partially offset by a decline in the midstream business. Canadian sales were favorably impacted by $3 million as a result of a stronger Canadian dollar relative to the U.S. dollar.

International sales in the third quarter of 2017 were $123 million, down $10 million, or 8%, from the same period in 2016. The decrease was primarily due to declines in the upstream sector partially offset by a $12 million Australian line pipe delivery in the midstream sector. The decline in upstream was due primarily to the conclusion of a major project in Norway. The strengthening of foreign currencies relative to the U.S. dollar favorably impacted sales by $3 million.

Sales by Sector

Upstream sales in the third quarter of 2017 increased 20% over the third quarter of 2016 to $269 million, or 28% of total sales. The increase in upstream sales was in our U.S. segment, which was up 42% and our Canadian segment, which was up 55% as a result of increased customer activity.

Midstream sales in the third quarter of 2017 increased 34% from the third quarter of 2016 to $437 million, or 46% of total sales. Sales to transmission and gathering customers were up 41% while sales to gas utility customers were up by 27% over the same quarter in 2016.

Downstream sales in the third quarter of 2017 increased 5% from the third quarter of 2016 to $253 million, or 26% of total sales. The U.S. downstream sector was the primary driver of the increase growing 6% over the third quarter of last year.

Balance Sheet

During the third quarter, we refinanced our senior secured term loan and our asset based lending facility at lower interest rates and extended the maturities to 2024 and 2022, respectively. The outstanding balances on the senior secured term loan and the asset based lending facility (ABL) at September 30, 2017 were $397 million and $50 million, respectively. Availability under the ABL was $489 million and debt, net of cash, was $407 million as of September 30, 2017.

Share Repurchase Program

In October 2017, the board of directors authorized a share repurchase program for common stock of up to $100 million. The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice. The program is scheduled to expire on December 31, 2018.

“This authorization demonstrates the confidence the Board has in our strategy, our ability to deliver long-term shareholder value and the overall intrinsic value of the company. Our strong balance sheet position provides sufficient capital for growth and opportunistic share repurchases.”  Mr. Lane commented.

Conference Call

The Company will hold a conference call to discuss its third quarter 2017 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 3, 2017. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 17, 2017 and can be accessed by dialing 201-612-7415 and using pass code 13670115#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

0

	September 30,	December 31,
	2017	2016

Assets
Current assets:
Cash	$ 40	$ 109
Accounts receivable, net	578	399
Inventories, net	649	561
Other current assets	40	48
Total current assets	1,307	1,117

Other assets	20	19

Property, plant and equipment, net	144	135

Intangible assets:
Goodwill, net	486	482
Other intangible assets, net	379	411

	$ 2,336	$ 2,164

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 449	$ 314
Accrued expenses and other current liabilities	115	111
Current portion of long-term debt	3	8
Total current liabilities	567	433

Long-term obligations:
Long-term debt, net	444	406
Deferred income taxes	172	184
Other liabilities	22	23

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized,
103,051,858 and 102,529,637 issued, respectively	1	1
Additional paid-in capital	1,686	1,677
Retained deficit	(577)	(574)
Less: Treasury stock at cost: 8,537,410 and 7,677,580 shares, respectively	(125)	(107)
Accumulated other comprehensive loss	(209)	(234)
	776	763
	$ 2,336	$ 2,164

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

0

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

Sales	$ 959	$ 793	$ 2,743	$ 2,322
Cost of sales	807	705	2,302	1,976
Gross profit	152	88	441	346
Selling, general and administrative expenses	130	124	388	396
Operating income (loss)	22	(36)	53	(50)
Other expense:
Interest expense	(9)	(9)	(24)	(26)
Write off of debt issuance costs	(8)	-	(8)	-
Other, net	-	3	-	2

Income (loss) before income taxes	5	(42)	21	(74)
Income tax expense (benefit)	2	(2)	6	(9)
Net income (loss)	3	(40)	15	(65)
Series A preferred stock dividends	6	6	18	18
Net loss attributable to common stockholders	$ (3)	$ (46)	$ (3)	$ (83)

Basic loss per common share	$ (0.03)	$ (0.48)	$ (0.03)	$ (0.85)
Diluted loss per common share	$ (0.03)	$ (0.48)	$ (0.03)	$ (0.85)
Weighted-average common shares, basic	94.5	95.9	94.6	98.1
Weighted-average common shares, diluted	94.5	95.9	94.6	98.1

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2017	2016

Operating activities
Net income (loss)	$ 15	$ (65)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations:
Depreciation and amortization	16	16
Amortization of intangibles	34	35
Equity-based compensation expense	12	9
Deferred income tax benefit	(13)	(12)
Amortization of debt issuance costs	3	3
Write off of debt issuance costs	8	-
Increase (decrease) in LIFO reserve	19	(7)
Inventory-related charges	-	45
Foreign currency (gains) losses	(2)	1
Other	3	4
Changes in operating assets and liabilities:
Accounts receivable	(165)	88
Inventories	(100)	119
Other current assets	15	1
Accounts payable	127	11
Accrued expenses and other current liabilities	(9)	(18)
Net cash (used in) provided by operations	(37)	230

Investing activities
Purchases of property, plant and equipment	(23)	(24)
Proceeds from the disposition of property, plant and equipment	-	1
Proceeds from the disposition of non-core product line	-	48
Net cash (used in) provided by investing activities	(23)	25

Financing activities
Payments on revolving credit facilities	(468)	(32)
Proceeds from revolving credit facilities	518	32
Payments on long-term obligations	(18)	(6)
Debt issuance costs paid	(7)	-
Purchase of common stock	(18)	(88)
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(3)	-
Net cash used in financing activities	(14)	(112)

(Decrease) increase in cash	(74)	143
Effect of foreign exchange rate on cash	5	1
Cash -- beginning of period	109	69
Cash -- end of period	$ 40	$ 213

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA (a non-GAAP measure) to Net Income (Loss)

 (in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

Net income (loss)	$ 3	$ (40)	$ 15	$ (65)
Income tax expense (benefit)	2	(2)	6	(9)
Interest expense	9	9	24	26
Depreciation and amortization	5	6	16	16
Amortization of intangibles	12	12	34	35
Increase (decrease) in LIFO reserve	13	(3)	19	(7)
Change in fair value of derivative instruments	1	(2)	1	-
Equity-based compensation expense (1)	3	2	12	9
Inventory-related charges (2)	-	40	-	40
Write off of debt issuance costs (3)	8	-	8	-
Severance and restructuring charges (4)	-	3	-	12
Litigation settlement (5)	-	-	3	-
Foreign currency (gains) losses	-	(1)	(2)	1
Adjusted EBITDA	$ 56	$ 24	$ 136	$ 58

Notes to above:

(1)	Recorded in SG&A
(2)

Non-cash charges (pre-tax) recorded in cost of goods sold. Charges in the international segment are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the current market outlook for certain products.

(3)	Charge (pre-tax) related to refinancing of our senior secured term loan and our asset based lending facility.
(4)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.
(5)

Charge (pre-tax) related to the settlement of litigation with Weatherford Canada Partnership in the second quarter 2017 recorded in Other, net.  The company previously recognized a charge of $3 million associated with this matter in the fourth quarter of 2015.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit (a non-GAAP measure) to Gross Profit

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,		Percentage
	2017	of Revenue	2016		of Revenue

Gross profit, as reported	$ 152	15.8%	$ 88	(1)	11.1%
Depreciation and amortization	5	0.5%	6		0.8%
Amortization of intangibles	12	1.3%	12		1.5%
Increase (decrease) in LIFO reserve	13	1.4%	(3)		(0.4%)
Adjusted Gross Profit	$ 182	19.0%	$ 103	(1)	13.0%

	Nine Months Ended
	September 30,	Percentage	September 30,		Percentage
	2017	of Revenue	2016		of Revenue

Gross profit, as reported	$ 441	16.1%	$ 346	(1)	14.9%
Depreciation and amortization	16	0.6%	16		0.7%
Amortization of intangibles	34	1.2%	35		1.5%
Increase (decrease) in LIFO reserve	19	0.7%	(7)		(0.3%)
Adjusted Gross Profit	$ 510	18.6%	$ 390	(1)	16.8%

Notes to above:

(1)

Includes $45 million of non-cash charges (pre-tax) recorded in cost of goods sold. Charges in the international segment are related to a restructuring of our Australian business and market conditions in Iraq as well as an increase in reserves for excess and obsolete inventory in the U.S. and Canada as a result of the current market outlook for certain products. Gross profit, as reported, excluding these charges, would be $133 million (16.8%) and $391 million (16.8%) for the three and the nine months ended September 30, 2016, respectively. Adjusted Gross Profit, excluding these charges, would be $148 million (18.7%) and $435 million (18.7%) for the three and the nine months ended September 30, 2016, respectively.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016

U.S.	$ 759	$ 590	$ 2,145	$ 1,747
Canada	77	70	223	188
International	123	133	375	387
	$ 959	$ 793	$ 2,743	$ 2,322

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2017	2016	2017	2016

Valves, automation, measurement and instrumentation	$ 338	$ 296	$ 987	$ 894
Line pipe	201	117	517	345
Gas products	150	124	427	332
Carbon steel fittings and flanges	143	117	405	353
Stainless steel and alloy pipe and fittings	45	60	136	155
Other	82	79	271	243
	$ 959	$ 793	$ 2,743	$ 2,322

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